Exhibit 99.1

Jounce Therapeutics Reports Second Quarter 2018 Financial Results

- Initiated enrollment in dose escalation cohorts of Phase 1/2 ICONIC trial of JTX-2011, in combination with ipilimumab and in combination with pembrolizumab -
- Presented preliminary efficacy data for JTX-2011 at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting -
- Ended the second quarter with $232.7 million in cash -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., August 9, 2018 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results and provided a corporate update for the second quarter ended June 30, 2018.

“We recently reported safety and preliminary efficacy data from our lead program, JTX-2011, at ASCO in June and are pleased to announce that enrollment is now underway in the dose escalation cohorts of the Phase 1/2 ICONIC trial evaluating the safety of JTX-2011 in combination with ipilimumab and in combination with pembrolizumab. For the broader pipeline derived from our Translational Science Platform, we remain on track to file an IND for JTX-4014 this year and are conducting IND-enabling studies for our first tumor-associated macrophage candidate,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “Our experienced and talented team remains focused on our key value drivers as we work to discover and develop first-in-class immunotherapies. We remain committed to interrogating the tumor microenvironment to inform and refine our clinical trials and, ultimately, impact the lives of cancer patients.”

Ongoing Phase 1/2 ICONIC Trial of JTX-2011:

•	In June 2018, Jounce began enrollment of dose escalation cohorts evaluating the safety of JTX-2011 in combination with ipilimumab and in combination with pembrolizumab.

•
In June 2018, Jounce presented safety and preliminary efficacy data from its ongoing Phase 1/2 ICONIC (ICOS AgONist Antibody for Immunotherapy in Cancer Patients) trial, an adaptive design, open-label trial evaluating JTX-2011 alone and in combination with nivolumab in patients with advanced solid tumors. The Phase 1 portion of ICONIC was a dose escalation study to determine the maximum tolerated dose (MTD) and recommended Phase 2 dose (RP2D). The patients in Phase 2 received JTX-2011 0.3 mg/kg every 3 weeks alone or in combination with nivolumab 240 mg every 3 weeks. Preliminary efficacy evaluation included tumor reductions and response evaluation criteria in solid tumors (RECIST) responses. Key data included:

◦
Safety: JTX-2011 was well tolerated alone and in combination with nivolumab 240 mg every 3 weeks. The overall safety profile observed was consistent with previously reported data from the Phase 1 portion of the ICONIC trial.

◦	Biological and Clinical Activity: The patients with RECIST partial responses (PRs), alone and in combination with nivolumab, reported at ASCO, remained on study with ongoing response. The RECIST PRs were seen in PD-1 inhibitor naïve patients with Gastric and Triple Negative Breast cancers. In addition, tumor reductions and stable disease have occurred including in patients with Non-Small Cell Lung cancers who are PD-1 inhibitor failures.

◦
Biomarkers: In a preliminary analysis of evaluable fresh pre-treatment biopsies, rates of disease control and tumor reduction appear higher in subjects with high ICOS scores. A potential ICOS pharmacodynamic biomarker (emergence of a peripheral blood ICOS high CD4 T cell population) that appears to associate with anti-tumor activity has been identified.

Additional Pipeline Highlights:

•	Jounce remains on track to file an Investigational New Drug (IND) application for JTX-4014, its internal anti-PD-1 antibody in the second half of 2018.

•	In March 2018, Jounce advanced its first, tumor associated macrophage candidate from its Translational Science Platform into IND-enabling studies.

Second Quarter 2018 Financial Results:

•
Cash Position: As of June 30, 2018, cash, cash equivalents and investments were $232.7 million, compared to $257.9 million as of December 31, 2017. This decrease was due to operating costs incurred during the quarter, offset by the receipt of state and federal income tax refunds.

•
Collaboration Revenue: Collaboration revenue was $19.4 million for the second quarter of 2018, compared to $20.3 million for the same period in 2017. Collaboration revenue represents revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene. Under Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which was adopted in the first quarter of 2018, Jounce has transitioned from recognizing revenue on a straight-line basis to recognizing revenue based on the pattern of performance under the global strategic collaboration with Celgene. Jounce is reiterating its 2018 collaboration revenue guidance of approximately $50.0 to $60.0 million.

•
Research and Development (R&D) Expenses: R&D expenses were $18.5 million for the second quarter of 2018, compared to $17.2 million for the same period in 2017. The increase in R&D expenses was primarily due to $1.0 million in increased employee compensation costs related to increased headcount and $0.2 million in increased external research and development costs primarily attributable to IND-enabling activities related to JTX-4014.

•
General and Administrative (G&A) Expenses: G&A expenses were $6.5 million for the second quarter of 2018, compared to $6.1 million for the same period in 2017. The increase in G&A expenses was primarily due to increased stock-based compensation expense.

•
Net Loss: Net loss was $4.7 million for the second quarter of 2018, or a basic and diluted net loss per share attributable to common stockholders of $0.14. Net loss was $3.4 million for the same period in 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.11. The increase in net loss per share attributable to common stockholders is primarily attributable to the decrease in non-cash collaboration revenue and the increase in operating expenses from the second quarter of 2017 to the second quarter of 2018.

Financial Guidance:
In March 2018, Jounce provided gross cash burn guidance for 2018 of $80.0 to $100.0 million. This cash burn projection excluded any tax refund impact. During the second quarter of 2018, Jounce received tax refunds of $16.8 million relating to taxes previously paid on the Celgene upfront payment. These refunds resulted from a change in tax accounting method elected as a result of the Tax Cuts and Jobs Act of 2017.

Jounce expects to now be at the lower end of the gross cash burn guidance previously provided and expects to end the year with approximately $185.0 to $195.0 million in cash, cash equivalents and investments. Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements for at least the next 24 months.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 8881737. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue, cash burn and other financial results, the timing and progress of the Phase 1/2 ICONIC trial, the filing of an IND for JTX-4014 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the preclinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual or quarterly report and in other reports that Jounce has filed with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in the Phase 2 portion of the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Collaboration revenue—related party	$19,378	$20,289	$30,573	$40,578
Operating expenses:
Research and development	18,495	17,188	36,657	32,147
General and administrative	6,523	6,129	13,325	11,706
Total operating expenses	25,018	23,317	49,982	43,853
Operating loss	(5,640)	(3,028)	(19,409)	(3,275)
Other income, net	966	752	1,707	1,384
Loss before provision for income taxes	(4,674)	(2,276)	(17,702)	(1,891)
Provision for income taxes	—	1,104	—	1,104
Net loss	$(4,674)	$(3,380)	$(17,702)	$(2,995)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(4,674)	$(3,380)	$(17,702)	$(2,995)
Accrued dividends on Series A convertible preferred stock	—	—	—	(268)
Accrued dividends on Series B convertible preferred stock	—	—	—	(318)
Accrued dividends on Series B-1 convertible preferred stock	—	—	—	(208)
Net loss attributable to common stockholders	$(4,674)	$(3,380)	$(17,702)	$(3,789)
Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$(0.11)	$(0.55)	$(0.14)
Weighted-average common shares outstanding, basic and diluted	32,497	32,144	32,435	27,867

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	June 30,		December 31,
	2018		2017
Cash, cash equivalents and investments	$232,711		$257,851
Working capital	$169,649		$193,046
Total assets	$253,155		$296,660
Total deferred revenue—related party	$132,500		$116,160
Total stockholders’ equity	$108,495		$167,109

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com